Exhibit 10.52

COMMON SHARE PURCHASE WARRANT
EXTENSION CERTIFICATE

Reference is made to the common share purchase warrant (the "Warrant") dated July 31, 2002 pursuant to which Voice Mobility International, Inc. (the "Company") granted to _____________________ [INSERT NAME OF WARRANT HOLDER] the right to purchase _____________________ [INSERT NUMBER] common shares in the capital of the Company at a price of $________________ [INSERT EXERCISE PRICE IN EITHER $US DOLLARS OR $CDN AS PER WARRANT] per common share on or before July 31, 2003.

FOR GOOD AND VALUABLE CONSIDERATION, the Company hereby agrees to extend the expiry date of the Warrant from July 31, 2003 to January 31, 2004.

In all other respects, except as amended hereby, the Warrant remains in full force and effect.

DATED as of July 28, 2003.

VOICE MOBILITY INTERNATIONAL, INC.

Per: ____________________________
Authorized Signatory